EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We have issued our report dated March 14, 2013 with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Icahn Enterprises Holdings L.P. and subsidiaries, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in this Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption "Experts.”

/s/ Grant Thornton LLP

New York, New York

September 25, 2013